Exhibit 99.1

PRESS RELEASE

Company:	National Bancshares Corporation
		OTC Bulletin Board - NBOH
Contact: 	David C. Vernon, President and CEO
Address:	112 West Market Street
		Orrville, Ohio  44667
Phone:		330.682.1010
Fax:		330.682.4644

For Immediate Release: July 29, 2011

National Bancshares Corporation Announces Second Quarter Earnings

Orrville, Ohio ~ National Bancshares Corporation, the holding company for First National Bank, reported net income of $589,000 for the quarter ended June 30, 2011, an increase of 272.8% from $158,000 for the same period in 2010. Earnings per share were $0.27 and $0.07 for June 30, 2011 and 2010, respectively.

Second Quarter 2011 Business Highlights:

~ Net income for the quarter increased 272.8% to $589,000 from $158,000 in 2010.

~ Net interest income increased $269,000, or 8.7%. The increase was driven by a $297,000 or 36.3% reduction in interest expense offset by a $28,000 or 0.7% decline in interest income.

~ The provision for loan losses decreased 75.6% to $150,000 from $615,000 in the same period in 2010.

~ Loans, net of allowance for loan losses increased $12.6 million or 6.6% from $190.7 million as of December 31, 2010 to $203.3 million at the end of the second quarter.

~ Total deposits increased $27.4 million or 8.9% from $309.1 million as of December 31, 2010 to $336.5 million as of June 30, 2011.


Year-to-Date 2011 Highlights:

Net income for the first half of 2011 increased 138.6% to $1,076,000 from $451,000 for the same period in 2010. Net income was positively impacted by an increase in net interest income, an increase in noninterest income and a decrease in the provision for loan losses partially offset by an increase in noninterest expense.

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

Noninterest income for the first half increased $116,000 or 9.4%, to $1,353,000 from $1,237,000 in the same period in 2010.

Noninterest expense for the first half of 2011 was $6,294,000, an increase of 6.1% from $5,931,000 for the same period in 2010. The change was due primarily to an increase in salaries and benefit expense, data processing expense and occupancy expense.

June 30, 2011 Financial Condition:

Total assets increased 6.6% to $398.8 million at the end of the second quarter from $374.1 million at December 31, 2010. Securities available for sale totaled $136.0 million compared to $138.0 million at December 31, 2010. Loans, net of allowance for loan losses increased
$12.6 million to $203.3 million compared to $190.7 million at December 31, 2010. Deposits increased 8.9% to $336.5 million compared to $309.1 million at December 31, 2010. Shareholders` equity increased $1,726,000 or 4.4% from the end of 2010. Accumulated other comprehensive income, which is the unrealized gain on securities classified as available for sale, net of tax, increased to $2.9 million compared to $1.9 million as of year-end 2010.

The allowance for loan losses increased from $2,585,000 as of December 31, 2010 to $2,881,000 or from 1.34% of total loans at year-end 2010 to 1.40% at June 30, 2011. The provision for loan losses for the first half of 2011 was $297,000, compared to $1,122,000 for the same period in 2010. Total nonperforming loans decreased to $4.5 million at June 30, 2011 compared to $4.9 million as of year-end 2010. Non-performing loans consist of loans placed on non-accrual status and loans past due over 90 days and still accruing interest. Loans past due 30 through 89 days and still accruing, decreased from $1.3 million at the end of 2010 to $1.2 million as of June 30, 2011. Adversely classified loans, including special mention, doubtful and substandard, decreased from $12.5 million at year-end 2010 to $11.7 million at June 30, 2011. Management believes the allowance for loan losses is adequate as of June 30, 2011.

National Bancshares Corporation`s subsidiary, First National Bank, is headquartered in Orrville, Ohio with fourteen full service offices located in Orrville, Massillon, Wooster, Apple Creek, Dalton, Fairlawn, Kidron, Lodi, Mt. Eaton, Seville and Smithville and a loan production office in Salem, Ohio.

Forward-Looking Statements ~ This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to many risks and uncertainties. Actual results could differ materially from those indicated by the forward-looking statements. These include factors such as changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company`s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended
December 31, 2010. The Company assumes no obligation to update any forward-looking statement.

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
Selected Consolidated Financial Data (Unaudited)

Balance Sheet Data:
(dollars in thousands)
                                 Jun 30,   Mar 31,   Dec 31,   Sep 30,   Jun 30,
                                 2011      2011      2010      2010      2010
Cash and cash equivalents        $ 31,694  $ 21,285  $ 12,837  $ 21,805  $ 25,975
Securities available for sale     135,926   133,049   138,033   131,799   131,734
Loans, net                        203,255   196,610   190,685   195,004   191,078
Deposits                          336,528   316,568   309,134   309,296   309,080
Repurchase agreements               8,782     7,658     7,747     6,551     6,980
Federal Home Loan Bank advances     9,000    12,000    15,000    25,000    25,000
Shareholders' equity               40,707    39,719    38,981    40,585    39,977
Total assets                      398,787   379,025   374,096   385,108   384,340


Income Statement Data:
(dollars in thousands, except per
  share data)                                    Six months ended
                                                 Jun 30,      Jun 30,
                                                 2011         2010          Change
Interest income                                  $   7,567    $   7,878      (3.9)%
Interest expense                                     1,100        1,665     (33.9)%
Net interest income                                  6,467        6,213       4.1 %
Provision for loan losses                              297        1,122     (73.5)%
Net interest income after provision for
  loan losses                                        6,170        5,091      21.2 %
Noninterest income                                   1,353        1,237       9.4 %
Noninterest expense:
Salaries and employee benefits                       2,949        2,735       7.8 %
Data processing                                        569          497      14.5 %
Net occupancy                                          745          598      24.6 %
Professional and consulting fees                       326          392     (16.8)%
FDIC assessment                                        230          266     (13.5)%
Other                                                1,475        1,443       2.2 %
Total noninterest expense                            6,294        5,931       6.1 %
Income before income taxes                           1,229          397     209.6 %
Income taxes                                           153          (54)    383.3 %
Net income                                       $   1,076    $     451     138.6 %
Earnings per share, basic and diluted            $    0.49    $    0.20     145.0 %
Weighted average shares outstanding              2,209,717    2,205,973

Income Statement Data:
(dollars in thousands, except per
  share data)                                    Three months ended
                                                 Jun 30,      Jun 30,
                                                 2011         2010          Change
Interest income                                  $   3,892    $   3,920      (0.7)%
Interest expense                                       522          819     (36.3)%
Net interest income                                  3,370        3,101       8.7 %
Provision for loan losses                              150          615     (75.6)%
Net interest income after provision for
  loan losses                                        3,220        2,486      29.5 %
Noninterest income                                     621          612       1.5 %
Noninterest expense:
Salaries and employee benefits                       1,455        1,357       7.2 %
Data processing                                        286          256      11.7 %
Net occupancy                                          378          304      24.3 %
Professional and consulting fees                       176          210     (16.2)%
FDIC assessment                                         94          145     (35.2)%
Other                                                  759          730       4.0 %
Total noninterest expense                            3,148        3,002       4.9 %
Income before income taxes                             693           96     621.9 %
Income taxes                                           104          (62)    267.7 %
Net income                                       $     589    $     158     272.8 %
Earnings per share, basic and diluted            $    0.27    $    0.07     285.7 %
Weighted average shares outstanding              2,209,717    2,205,973

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

Quarterly Earnings Summary (Unaudited)
Previous Eight Quarters:
(dollars in thousands, except per
  share data)
                                              Jun          Mar          Dec          Sep
                                              2011         2011         2010         2010
Interest income                               $   3,892    $   3,675    $   3,704    $   3,919
Interest expense                                    522          578          755          799
Net interest income                               3,370        3,097        2,949        3,120
Provision for loan losses                           150          147          879          228
Net interest income after provision for
  loan losses                                     3,220        2,950        2,070        2,892
Noninterest income                                  621          732          744        1,209
Noninterest expense                               3,148        3,146        2,969        2,947
Income (loss) before income taxes                   693          536         (155)       1,154
Income taxes                                        104           49         (163)         288
Net income                                    $     589    $     487    $       8    $     866
Earnings per share, basic and diluted         $    0.27    $    0.22    $    0.01    $    0.39
Cash dividends per share                      $    0.08    $    0.08    $    0.08    $    0.08
Weighted average shares outstanding           2,209,717    2,209,717    2,205,973    2,205,973

                                              Jun          Mar          Dec          Sep
                                              2010         2010         2009         2009
Interest income                               $   3,920    $   3,958    $   4,082    $   4,026
Interest expense                                    819          846          932          954
Net interest income                               3,101        3,112        3,150        3,072
Provision for loan losses                           615          507          902          576
Net interest income after provision for
  loan losses                                     2,486        2,605        2,248        2,496
Noninterest income                                  612          625          976          595
Noninterest expense                               3,002        2,929        2,878        2,806
Income before income taxes                           96          301          346          285
Income taxes                                        (62)           8           31           18
Net income                                    $     158    $     293    $     315    $     267
Earnings per share, basic and diluted         $    0.07    $    0.13    $    0.14    $    0.12
Cash dividends per share                      $    0.08    $    0.08    $    0.08    $    0.08
Weighted average shares outstanding           2,205,973    2,205,973    2,202,721    2,202,368

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